EXHIBIT 11
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                  HOST MARRIOTT SERVICES CORPORATION
             COMPUTATIONS OF EARNINGS PER COMMON SHARE (1)
               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                           (UNAUDITED)


                                                             TWELVE WEEKS ENDED              THIRTY-SIX WEEKS ENDED
                                                             SEPTEMBER 6, 1996                 SEPTEMBER 6, 1996
                                                        -----------------------------    -------------------------------
                                                          PRIMARY     FULLY-DILUTED         PRIMARY      FULLY-DILUTED
                                                        ------------ ----------------    --------------- ---------------

Net income available to common shareholders                   $15.0            $15.0              $13.4           $13.4
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Shares:
   Weighted average number of common
      shares outstanding                                       33.2             33.2               33.0            33.0
   Assuming distribution of shares issuable for Host
      Marriott Corporation warrants in 1996, less
      shares assumed purchased at applicable
      market (2)                                                0.6              0.6                0.6             0.6
   Assuming distribution of shares issuable for
      employee stock options, less shares assumed
      purchased at applicable market (2)                        0.2              0.2                0.2             0.2
   Assuming distribution of shares issuable for Host
      Marriott Corporation stock options held by
      Marriott International employees, less shares
      assumed purchased at applicable market (2)                1.0              1.1                1.0             1.1
   Assuming distribution of shares reserved under
      employee stock purchase plan, based on
      withholdings to date, less shares assumed
      purchased at applicable market (2)                        ---              ---                ---             ---
   Assuming distribution of shares granted under
      deferred stock incentive plan, less shares
      assumed purchased at applicable market (2)                0.2              0.2                0.2             0.2
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Total Weighed Average Common Shares Outstanding                35.2             35.3               35.0            35.1
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Earnings Per Common Share                                     $0.42            $0.42              $0.38           $0.38
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------


(1) Earnings (loss) per common share is not presented for 1995 because the Company was not publicly held during that year.
(2) The applicable market price for primary earnings per common share is the average market price for the period. The applicable market price for fully-diluted earnings per common share equals the higher of the average market price for the period or the period end market price.

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